Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Trigger Phoenix Autocallable Optimization Securities linked to the least performing shares between the iShares® Russell 2000 Index Fund and the SPDR® S&P 500® ETF Trust due January 22, 2018	$2,000,000.00	$272.80

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 11, 2012 and Product Supplement dated August 24, 2012)

UBS AG $2,000,000 Trigger Phoenix Autocallable Optimization Securities

Linked to the least performing shares between the iShares® Russell 2000 Index Fund and the SPDR® S&P 500® ETF Trust due January 22, 2018

Investment Description

UBS AG Trigger Phoenix Autocallable Optimization Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “Issuer”) linked to the least performing shares between the iShares® Russell 2000 Index Fund and the SPDR® S&P 500® ETF Trust (each an “underlying equity” and together the “underlying equities”). UBS will pay a quarterly contingent coupon payment if the closing prices of all the underlying equities on the applicable observation date are equal to or greater than their respective coupon barriers. Otherwise, no coupon will be paid for the quarter. UBS will automatically call the Securities early if the closing prices of all the underlying equities on any observation date (quarterly, beginning after one year) are equal to or greater than their respective initial prices. If the Securities are called, UBS will pay you the principal amount of your Securities plus the contingent coupon for that quarter and no further amounts will be owed to you under the Securities. If the Securities are not called prior to maturity and a trigger event does not occur, UBS will pay you a cash payment at maturity equal to the principal amount of your Securities plus the contingent coupon for the final quarter. If a trigger event occurs, UBS will pay you less than the full principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative return of the least performing underlying equity over the term of the Securities and you may lose up to 100% of your initial investment. A trigger event is deemed to have occurred if the closing price of any one of the underlying equities is below its respective trigger price on the trigger observation date, which is the final valuation date. Investing in the Securities involves significant risks. You will lose some or all of your principal amount if the Securities are not called and a trigger event occurs. The Securities will not pay a contingent coupon if the price of any underlying equity is below its respective coupon barrier on an observation date. The Securities will not be subject to an automatic call after 1 year if the price of any one underlying equity is below its respective initial price on an observation date. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the issuer. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑

Contingent Coupon — UBS will pay a quarterly contingent coupon payment if the closing prices of all the underlying equities on the applicable observation date are equal to or greater than their respective coupon barriers. Otherwise, no coupon will be paid for the quarter.

❑

Automatically Callable — UBS will automatically call the Securities and pay you the principal amount of your Securities plus the contingent coupon otherwise due for that quarter if the closing prices of all the underlying equities on any observation date (quarterly, beginning after one year) are equal to or greater than their respective initial prices. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❑

Contingent Repayment of Principal Amount at Maturity — If by maturity the Securities have not been called and a trigger event has not occurred, UBS will repay your principal amount per Security at maturity. If a trigger event occurs, UBS will repay less than the principal amount, if anything, resulting in a loss of principal that is proportionate to the negative underlying return of the least performing underlying equity from the trade date to the final valuation date. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date	January 11, 2013
Settlement Date	January 16, 2013
Observation Dates*	Quarterly (callable after 1 year) (see page 4)
Final Valuation Date*	January 16, 2018
Maturity Date*	January 22, 2018

*	Subject to postponement in the event of a market disruption event, as described in the Trigger Phoenix Autocallable Optimization Securities product supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LEAST PERFORMING UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-17 OF THE TRIGGER PHOENIX AUTOCALLABLE OPTIMIZATION SECURITIES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

These terms relate to Securities linked to the least performing shares between the iShares® Russell 2000 Index Fund and the SPDR® S&P 500® ETF Trust. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Underlying Equities	Tickers	Contingent Coupon Rate	Initial Prices	Trigger Prices	Coupon Barriers	CUSIP	ISIN
iShares® Russell 2000 Index Fund	IWM	8.00% per annum	$87.34	$60.27, which is 69% of the Initial Price	$60.27, which is 69% of the Initial Price	90271B256	US90271B2566
SPDR® S&P 500® ETF Trust	SPY		$147.07	$101.48, which is 69% of the Initial Price	$101.48, which is 69% of the Initial Price

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms set forth in the Trigger Phoenix Autocallable Optimization Securities product supplement relating to the Securities, dated August 24, 2012, the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS and are not FDIC insured.

Offering of Securities	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the least performing shares between the iShares® Russell 2000 Index Fund and the SPDR® S&P 500® ETF Trust	$2,000,000.00	$10.00	$50,000.00	$0.25	$1,950,000.00	$9.75

UBS Financial Services Inc. Pricing Supplement dated January 11, 2013	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Trigger Phoenix Autocallable Optimization Securities Product Supplement dated August 24, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512367996/d402341d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Trigger Phoenix Autocallable Optimization Securities” or the “Securities” refer to the Securities that are offered hereby. Also, references to the “Trigger Phoenix Autocallable Optimization Securities product supplement” mean the UBS product supplement, dated August 24, 2012, and references to “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants,” dated January 11, 2012.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 6 and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦

You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the least performing of the underlying equities.

♦

You believe the closing price of each of the underlying equities will be equal to or greater than their respective coupon barriers on the specified observation dates (including the final valuation date).

♦	You believe a trigger event will not occur, meaning the closing prices of all the underlying equities will be above their respective trigger prices on the final valuation date.

♦

You understand and accept that you will not participate in any appreciation in the prices of the underlying equities and that your potential return is limited to the contingent coupon payments specified in this pricing supplement.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equities.

♦	You are willing to invest in the Securities based on the contingent coupon rate of 8.00% per annum and the trigger price and coupon barrier of 69% of the initial price of the underlying equities.

♦	You are willing to forgo dividends paid on the underlying equities and you do not seek guaranteed current income from this investment.

♦

You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity, a term of approximately 5 years, and accept that there may be little or no secondary market for the Securities.

♦

You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You require an investment designed to provide a full return of principal at maturity.

♦

You cannot tolerate a loss of all or a substantial portion of your investment, and you are not willing to make an investment that may have the same downside market risk as an investment in the least performing underlying equity.

♦

You believe that the price of any one of the underlying equities will decline during the term of the Securities and is likely to close below its coupon barrier on the specified observation dates (including the final valuation date).

♦	You believe a trigger event will occur, meaning the closing price of any one of the underlying equities will be below its respective trigger price on the final valuation date.

♦	You seek an investment that participates in the full appreciation in the price of the underlying equities or that has unlimited return potential.

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equities.

♦	You are unwilling to invest in the Securities based on the contingent coupon rate of 8.00% per annum and the trigger price and coupon barrier of 69% of the initial price of the underlying equities.

♦	You prefer to receive the dividends paid on the underlying equities and you seek guaranteed current income from this investment.

♦

You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 5 years, or you seek an investment for which there will be an active secondary market for the Securities.

♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 6 of this pricing supplement for risks related to an investment in the Securities.

Final Terms

Issuer	UBS AG, London Branch
Principal Amount	$10.00 per Security
Term(1)	Approximately 5 years, unless called earlier.
Underlying Equities	The shares of the iShares® Russell 2000 Index Fund and the SPDR® S&P 500® ETF Trust.
Contingent Coupon

If the closing prices of all the underlying equities are equal to or greater than their respective coupon barriers on any observation date, UBS will pay you the contingent coupon applicable to such observation date (as set forth on page 5).

If the closing price of any one underlying equity is less than its respective coupon barrier on any observation date, the contingent coupon applicable to such observation date will not accrue or be payable and UBS will not make any payment to you on the relevant coupon payment date (as set forth on page 5). The contingent coupon will be a fixed amount based upon equal quarterly installments at the contingent coupon rate, which is a per annum rate. The table below sets forth the contingent coupon amount that would be applicable to each observation date on which the closing prices of all of the underlying equities are greater than or equal to their respective coupon barriers. The table below reflects the contingent coupon rate of 8.00% per annum for the Securities linked to the least performing shares between the iShares® Russell 2000 Index Fund and SPDR® S&P 500® ETF Trust.

Contingent Coupon (per Security) iShares® Russell 2000 Index Fund and SPDR® S&P 500® ETF Trust
$0.2000
Contingent coupon payments on the Securities are not guaranteed. UBS will not pay you the contingent coupon for any observation date on which the closing price of any one underlying equity is less than its respective coupon barrier.
Trigger Event

A trigger event is deemed to have occurred if the closing price of any one of the underlying equities is below its respective trigger price on the trigger observation date.

In this case, you will be exposed to the decline of the least performing underlying equity from the trade date to the final valuation date.

Trigger Observation Date	January 16, 2018, which is the final valuation date. The trigger observation date may be postponed due to a market disruption event as set forth in the Trigger Phoenix Autocallable Optimization Securities product supplement beginning on page PS-37.
Contingent Coupon Rate	The contingent coupon rate is 8.00% per annum for Securities linked to the least performing shares between the iShares® Russell 2000 Index Fund and SPDR® S&P 500® ETF Trust.
Automatic Call Feature

The Securities will be called automatically if the closing prices of all the underlying equities on any observation date (quarterly, beginning January 13, 2014) are equal to or greater than their respective initial prices.

If the Securities are called on any observation date (quarterly, beginning January 13, 2014), UBS will pay you on the corresponding coupon payment date (which will be the “call settlement date”) a cash payment per Security equal to your principal amount plus the contingent coupon otherwise due on such date pursuant to the contingent coupon feature. No further amounts will be owed to you under the Securities.

The Securities will not be subject to an automatic call if the price of any one underlying equity is below its respective initial price on an observation date.

Payment at Maturity (per Security)

If the Securities are not called and a trigger event does not occur, UBS will pay you a cash payment per Security on the maturity date equal to $10.00 plus the contingent coupon otherwise due on the maturity date.

If the Securities are not called and a trigger event occurs, UBS will pay you a cash payment on the maturity date of less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative underlying return of the least performing underlying equity, for an amount equal to:

$10.00 + ($10.00 x Underlying Return of the Least

Performing Underlying Equity)

You will lose some or all of your principal amount if the Securities are not called and a trigger event occurs.

Least Performing Underlying Equity	The underlying equity with the largest percentage decrease between its initial price and its final price, as compared to the percentage decreases or increases between the respective initial price and final price of all the underlying equities. The determination of the least performing underlying equity may be affected by the occurrence of certain corporate events affecting one or more of the underlying equities.
Underlying Return	Final Price – Initial Price Initial Price
Trigger Price	A percentage of the initial price of each underlying equity, as specified on the first page of this pricing supplement (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the Trigger Phoenix Autocallable Optimization Securities product supplement).
Coupon Barrier	A percentage of the initial price of each underlying equity, as specified on the first page of this pricing supplement (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the Trigger Phoenix Autocallable Optimization Securities product supplement).
Initial Price	The closing price of each underlying equity on the trade date, as specified on the first page of this pricing supplement (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the Trigger Phoenix Autocallable Optimization Securities product supplement).
Final Price	The closing price of each underlying equity on the final valuation date, as determined by the calculation agent.
Coupon Payment Dates	Two business days following each observation date, except that the coupon payment date for the final valuation date is the maturity date.

Investment Timeline

Trade date	The initial price of each underlying equity is observed, and the trigger price and coupon barrier for each underlying equity are determined.

Quarterly (callable after 1 year)

If the closing prices of all of the underlying equities are equal to or greater than their respective coupon barriers on any observation date, UBS will pay you a contingent coupon on the applicable coupon payment date.

The Securities will be called if the closing prices of all the underlying equities on any observation date (quarterly, beginning after one year) are equal to or greater than their respective initial prices. If the Securities are called UBS will pay you a cash payment per Security equal to $10.00 plus the contingent coupon otherwise due on such date.

Maturity date

The final price of each underlying equity is observed on the final valuation date.

If the Securities have not been called and a trigger event has not occurred, UBS will repay the principal amount equal to $10.00 per Security plus the contingent coupon otherwise due on the maturity date.

If the Securities have not been called and a trigger event has occurred, UBS will repay less than the principal amount, if anything, resulting in a loss on your initial investment proportionate to the decline of the least performing underlying equity, for an amount equal to:

$10.00 + ($10.00 x Underlying Return of the Least

Performing Underlying Equity)

per Security

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

The Securities will not pay a contingent coupon if the price of any one underlying equity is below its respective coupon barrier on an observation date. The Securities will not be subject to an automatic call if the price any one underlying equity is below its respective initial price on an observation date. If not called, you will lose some or all of your investment at maturity if a trigger event occurs.

(1)	Subject to the market disruption event provisions set forth in the Trigger Phoenix Autocallable Optimization Securities product supplement beginning on page PS-37.

Observation Dates(1) and Coupon Payment Dates(2)

Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates
April 11, 2013*	April 15, 2013	January 12, 2015	January 14, 2015	October 11, 2016	October 13, 2016
July 11, 2013*	July 15, 2013	April 13, 2015	April 15, 2015	January 11, 2017	January 13, 2017
October 11, 2013*	October 16, 2013	July 13, 2015	July 15, 2015	April 11, 2017	April 13, 2017
January 13, 2014	January 15, 2014	October 13, 2015	October 15, 2015	July 11, 2017	July 13, 2017
April 11, 2014	April 15, 2014	January 11, 2016	January 13, 2016	October 11, 2017	October 13, 2017
July 11, 2014	July 15, 2014	April 11, 2016	April 13, 2016	January 16, 2018	January 22, 2018
October 14, 2014	October 16, 2014	July 11, 2016	July 13, 2016

*	The Securities are not callable until the fourth observation date, which is January 13, 2014.

(1)	Subject to the market disruption event provisions set forth in the Trigger Phoenix Autocallable Optimization Securities product supplement beginning on page PS-37.

(2)

If you are able to sell the Securities in the secondary market on the day preceding an observation date, or on an observation date, the purchaser of the Securities shall be deemed to be the record holder on the applicable record date and therefore you will not be entitled to any contingent coupon, if a contingent coupon is paid on the coupon payment date with respect to that observation date. If you are able to sell your Securities in the secondary market on the day following an observation date and before the applicable coupon payment date, you will be the record holder on the record date and therefore you shall be entitled to any contingent coupon, if a contingent coupon is paid on the coupon payment date with respect to that observation date.

Key Risks

An investment in the offering of the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the underlying equities. Some of the risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” section of the Trigger Phoenix Autocallable Optimization Securities product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦

Risk of loss at maturity — The Securities differ from ordinary debt securities in that UBS will not necessarily repay the full principal amount of the Securities at maturity. If the Securities are not called, UBS will repay you the principal amount of your Securities in cash only if a trigger event does not occur. If the Securities are not called and a trigger event occurs, you will lose some or all of your initial investment in an amount proportionate to the decline in the price of the least performing underlying equity.

♦

The contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the prices of all of the underlying equities are above their respective trigger prices.

♦

You may not receive any contingent coupons — UBS will not necessarily make periodic coupon payments on the Securities. If the closing price of any one of the underlying equities on an observation date is less than its respective coupon barrier, UBS will not pay you the contingent coupon applicable to such observation date. If the closing price of any one of the underlying equities is less than its respective coupon barrier on each of the observation dates, UBS will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your Securities. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Securities.

♦

Your potential return on the Securities is limited and you will not participate in any appreciation of the underlying equities — The return potential of the Securities is limited to the pre-specified contingent coupon rate, regardless of the appreciation of the underlying equities. In addition, the total return on the Securities will vary based on the number of observation dates on which the requirements of the contingent coupon have been met prior to maturity or an automatic call. Further, if the Securities are called due to the automatic call feature, you will not receive any contingent coupons or any other payment in respect of any observation dates after the applicable call settlement date. Since the Securities could be called as early as the fourth observation date, the total return on the Securities could be minimal. If the Securities are not called, you may be subject to the underlying equities’ risk of decline even though you are not able to participate in any appreciation in the price of the underlying equities. As a result, the return on an investment in the Securities could be less than the return on a direct investment in any or all of the underlying equities.

♦

Higher contingent coupon rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the underlying equities reflects a higher expectation as of the trade date that the price of any underlying equity could close below its respective trigger price on the final valuation date of the Securities. This greater expected risk will generally be reflected in a higher contingent coupon rate for that Security. However, while the contingent coupon rate is set on the trade date, the volatilities of the underlying equities can change significantly over the term of the Securities. The prices of the underlying equities for your Securities could fall sharply, which could result in a significant loss of principal.

♦

Reinvestment risk — The Securities will be called automatically if the closing prices of all of the underlying equities are equal to or greater than their respective initial prices on any observation date (quarterly, beginning after one year). In the event that the Securities are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Securities, you will incur transaction costs and the original issue price for such an investment is likely to include certain built-in costs such as dealer discounts and hedging costs.

♦

You are exposed to the price risk of each underlying equity — Your return on the Securities is not linked to a basket consisting of the underlying equities. Rather, it will be contingent upon the performance of each individual underlying equity. Unlike an instrument with a return linked to a basket of common stocks or other underlying assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to all of the underlying equities. Poor performance by any one of the underlying equities over the term of the Securities may negatively affect your return and will not be offset or mitigated by a positive performance by any or all of the other underlying equities. For the Securities to be automatically called or to receive any contingent coupon payment or contingent repayment of principal at maturity from UBS, all underlying equities are required to close above their initial prices, coupon barriers and trigger prices, respectively, on the applicable observation date or trigger observation date, as applicable. In addition, if not called prior to maturity, you may incur a loss proportionate to the negative return of the least performing underlying equity. Accordingly, your investment is subject to the price risk of each underlying equity.

♦

Because the Securities are linked to the performance of more than one underlying equity (instead of to the performance of one underlying equity), it is more likely that one of the underlying equities will decrease in value below its trigger price, increasing the probability that you will lose some or all of your initial investment — The risk that you will lose some or all of your initial investment in the Securities is greater if you invest in the Securities as opposed to securities that are linked to the performance of a single underlying equity if their terms are otherwise substantially similar. With a greater total number of underlying equities, it is more likely that a trigger event will occur, and therefore it is more likely that you will receive an amount in cash which is worth less than your principal amount on the maturity date. In addition, if the performances of the underlying equities are not correlated to each other, the risk that a trigger event will occur is even greater.

♦

Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including payments in respect of an automatic call, contingent coupon payment or any contingent repayment of principal provided at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦

Market risk — The price of each underlying equity can rise or fall sharply due to factors specific to such underlying equity or the securities constituting the assets of such underlying equity. These factors may include price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically by each underlying equity with the SEC.

♦

No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the prices of the underlying equities will rise or fall. The closing prices of the underlying equities will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equities. You should be willing to accept the downside risks of owning equities in general and the underlying equities in particular, and the risk of losing some or all of your initial investment.

♦

Owning the Securities is not the same as owning the underlying equities — The return on your Securities is unlikely to reflect the return you would realize if you actually owned the underlying equities. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying equities during the term of your Securities. As an owner of the Securities, you will not have voting rights or any other rights that holders of the underlying equities may have. Furthermore, the underlying equities may appreciate substantially during the term of the Securities and you will not participate in such appreciation.

♦

There is no affiliation between UBS and the issuers of the constituent stocks of each underlying equity (the “underlying equity constituent stock issuers”), and UBS is not responsible for any disclosure by such issuers — We are not affiliated with the underlying equity constituent stock issuers. However, we and our affiliates may currently or from time to time in the future engage in business with the underlying equity constituent stock issuers. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about each underlying equity or the underlying equity constituent stock issuers. You, as an investor in the Securities, should make your own investigation into each underlying equity and the underlying equity constituent stock issuers. The underlying equity constituent stock issuers are not involved in the Securities offered hereby in any way and have no obligation of any sort with respect to your Securities. The underlying equity constituent stock issuers have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦

The calculation agent can make adjustments that affect the payment to you at maturity — For certain corporate events affecting an underlying equity, the calculation agent may make adjustments to that underlying equity’s initial price or trigger price (or coupon barrier). However, the calculation agent will not make an adjustment in response to all events that could affect an underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the product supplement as necessary to achieve an equitable result. Following a delisting or discontinuance of an underlying equity, the amount you receive at maturity may be based on a share of another exchange traded fund. The occurrence of these events and the consequent adjustments may materially and adversely affect the value of the Securities. For more information, see the section “General Terms of the Securities — Antidilution Adjustments” and “General Terms of the Securities — Delisting, Discontinuance or Modification of an ETF”. Regardless of any of the events discussed above, any payment on the Securities is subject to the creditworthiness of UBS.

♦

The value of each underlying equity may not completely track the value of the securities in which such exchange traded fund invests — Although the trading characteristics and valuations of each underlying equity will usually mirror the characteristics and valuations of the securities in which such exchange traded fund invests, its value may not completely track the value of such securities. The value of each underlying equity will reflect transaction costs and fees that the securities in which that exchange traded fund invests do not have. In addition, although each underlying equity may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for such underlying equity or that there will be liquidity in the trading market.

♦

Fluctuation of NAV — The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s securities holdings. The market prices of each underlying equity may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of each underlying equity may differ from its NAV per share; each underlying equity may trade at, above or below its NAV per share.

♦

There are risks associated with small-capitalization stocks — The Securities are linked to iShares® Russell 2000 Index Fund (“IWM Fund”) and are subject to risks associated with small-capitalization companies. The IWM Fund may invest in companies that may be considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the respective fund’s share price may be more volatile than that of funds that invest a larger percentage of their assets in stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the relevant fund to buy and sell them. In addition, small capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

♦

Failure of each underlying equity to track the level of the underlying index — While each underlying equity is designed and intended to track the level of a specific index (an “underlying index”), various factors, including fees and other transaction costs, will prevent each underlying equity from correlating exactly with changes in the level of such underlying index. Accordingly, the performance of each underlying equity will not be equal to the performance of its underlying index during the term of the Securities.

♦

There may be little or no secondary market — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS may make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss.

♦

Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying equities; the volatility of the underlying equities; the dividend rate paid on the underlying equities; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; and the creditworthiness of UBS.

♦

Impact of fees on secondary market prices — Generally, the price of the Securities in the secondary market is likely to be lower than the issue price to public since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.

♦

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying equities and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equities, may adversely affect the market price of the underlying equities and, therefore, the market value of the Securities.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with the issuer(s) of the securities held by each underlying equity, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine whether the contingent coupon is payable to you on any coupon payment date or whether the Securities are subject to an automatic call, or the amount you receive at maturity of the Securities. The calculation agent may postpone any observation date (including the final valuation date) if a market disruption event occurs and is continuing on such date.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying equities to which the Securities are linked.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation of $0.25 per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities.

♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your tax situation.

Hypothetical Examples of How the Securities Might Perform

The examples below illustrate the payment upon a call or at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions (amounts may have been rounded for ease of reference):

Principal Amount:	$10.00
Term:	Approximately 5 years
Contingent Coupon Rate:	8.00% per annum (or 2.00% per quarter)
Contingent Coupon:	$0.20 per quarter
Observation Dates:	Quarterly (callable after 1 year)
Trigger Observation Date:	Final Valuation Date
Initial Price:
Underlying Equity A:	$87.34
Underlying Equity B:	$147.07
Coupon Barrier:
Underlying Equity A:	$60.27 (which is 69% of the Initial Price)
Underlying Equity B:	$101.48 (which is 69% of the Initial Price)
Trigger Price:
Underlying Equity A:	$60.27 (which is 69% of the Initial Price)
Underlying Equity B:	$101.48 (which is 69% of the Initial Price)

Example 1 — Securities are called on the Fourth Observation Date

Date	Closing Price	Payment (per Security)
First Observation Date	Underlying Equity A: $90.00 (at or above Initial Price and Coupon Barrier) Underlying Equity B: $150.00 (at or above Initial Price and Coupon Barrier)	$0.20 (Contingent Coupon – Not Callable)
Second Observation Date	Underlying Equity A: $91.00 (at or above Initial Price and Coupon Barrier) Underlying Equity B: $155.00 (at or above Initial Price and Coupon Barrier)	$0.20 (Contingent Coupon – Not Callable)
Third Observation Date	Underlying Equity A: $100.00 (at or above Initial Price and Coupon Barrier) Underlying Equity B: $153.00 (at or above Initial Price and Coupon Barrier)	$0.20 (Contingent Coupon – Not Callable)
Fourth Observation Date	Underlying Equity A: $102.00 (at or above Initial Price and Coupon Barrier) Underlying Equity B: $150.00 (at or above Initial Price and Coupon Barrier)	$10.20 (Settlement Amount)
	Total Payment	$10.80 (8.00% return)

Since the Securities are called on the fourth observation date (which is approximately one year after the trade date and is the first observation date on which the Securities are callable), UBS will pay on the call settlement date a total of $10.20 per Security (reflecting your principal amount plus the applicable contingent coupon). When added to the contingent coupon payments of $0.60 received in respect of the prior observation dates, you will have received a total of $10.80, an 8.00% return on the Securities. You will not receive any further payments on the Securities.

Example 2 — Securities are NOT Called and a Trigger Event Does Not Occur

Date	Closing Price	Payment (per Security)
First Observation Date	Underlying Equity A: $76.00 (at or above Coupon Barrier; below Initial Price) Underlying Equity B: $130.00 (at or above Coupon Barrier; below Initial Price)	$0.20 (Contingent Coupon)
Second Observation Date	Underlying Equity A: $88.00 (at or above Initial Price) Underlying Equity B: $145.00 (at or above Initial Price)	$0.20 (Contingent Coupon – Not Callable)
Third through Nineteenth Observation Dates	Underlying Equity A: Various (all at or above Coupon Barrier; below Initial Price) Underlying Equity B: Various (all below Coupon Barrier)	$0.00
Final Valuation Date	Underlying Equity A: $63.00 (at or above Coupon Barrier and Trigger Price; below Initial Price) Underlying Equity B: $105.00 (at or above Coupon Barrier and Trigger Price; below Initial Price)	$10.20 (Payment at Maturity)
	Total Payment	$10.60 (6.00% return)

At maturity, UBS will pay a total of $10.20 per Security (reflecting your principal amount plus the applicable contingent coupon). When added to the contingent coupon payments of $0.40 received in respect of the prior observation dates, UBS will have paid a total of $10.60, a 6.00% return on the Securities.

Example 3 — Securities are NOT Called and a Trigger Event Occurs

Date	Closing Price	Payment (per Security)
First Observation Date	Underlying Equity A: $65.00 (at or above Coupon Barrier; below Initial Price) Underlying Equity B: $108.00 (at or above Coupon Barrier; below Initial Price)	$0.20 (Contingent Coupon)
Second Observation Date	Underlying Equity A: $70.00 (at or above Coupon Barrier; below Initial Price) Underlying Equity B: $115.00 (at or above Coupon Barrier; below Initial Price)	$0.20 (Contingent Coupon)
Third through Nineteenth Observation Dates	Underlying Equity A: Various (all below Coupon Barrier) Underlying Equity B: Various (all below Coupon Barrier)	$0.00
Final Valuation Date	Underlying Equity A: $90.00 (at or above Initial Price) Underlying Equity B: $58.83 (below Coupon Barrier and Trigger Price)	$10.00 + [$10.00 × Underlying Return of Least Performing Underlying Equity] = $10.00 + [$10.00 × -60%] = $10.00 - $6.00 = $4.00 (Payment at Maturity)
	Total Payment	$4.40 (-56.00% return)

Since the Securities are not called and the final price of Underlying Equity B is below its trigger price, a trigger event occurs. Therefore, you will be exposed to the negative return of the least performing underlying equity and at maturity UBS will pay you $4.00 per Security. When added to the contingent coupon payments of $0.40 received in respect of prior observation dates, UBS will have paid you $4.40 per Security for a loss on the Securities of 56.00%.

We make no representation or warranty as to which of the underlying equities will be the least performing underlying equity for the purposes of calculating your actual payment at maturity.

The Securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not called on any observation date, you may lose some or all of your initial investment. Specifically, if the Securities are not called and a trigger event occurs, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the underlying return of the least performing underlying equity is less than zero.

The Securities will not pay a contingent coupon if any one underlying equity is below its respective coupon barrier on an observation date. The Securities will not be subject to an automatic call if any one underlying equity is below its respective initial price on an observation date.

Any payment on the Securities, including payments in respect of an automatic call, contingent coupon or any repayment of principal provided at maturity, is dependent on the ability of UBS to satisfy its obligations when they come due. If UBS is unable to meet its obligations, you may not receive any amounts due to you under the Securities.

Information about the Underlying Equities

All disclosures contained in this pricing supplement regarding the underlying equities are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equities. You should make your own investigation into the underlying equities.

Included on the following pages is a brief description of the underlying equities. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for the underlying equities. The information given below is for the four calendar quarters in each of 2009, 2010, 2011 and 2012. Partial data is provided for the first calendar quarter of 2013. We obtained the closing price information set forth below from the Bloomberg Professional© service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying equities as an indication of future performance.

Each of the underlying equities is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of each underlying equity with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the issuer of each underlying equity under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

iShares® Russell 2000 Index Fund

We have derived all information contained in this pricing supplement regarding the iShares® Russell 2000 Index Fund (the “IWM Fund”) from publicly available information. Such information reflects the policies of, and is subject to changes by, BlackRock Fund Advisors (“BFA”), the investment advisor of the IWM Fund. UBS has not undertaken an independent review or due diligence of any publicly available information regarding the IWM Fund.

The IWM Fund is one of the investment portfolios that constitute the iShares Trust. The IWM Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses of the Russell 2000 Index (the “Russell 2000”). The Russell 2000 measures the performance of the small-capitalization sector of the U.S. equity market and is provided by Russell Investment Group, an organization that is independent of the IWM Fund and BFA. The Russell Investment Group is under no obligation to continue to publish, and may discontinue or suspend the publication of the Russell 2000 at any time.

The Russell 2000 is a float-adjusted capitalization-weighted index of equity securities issued by the approximately 2,000 smallest issuers in the Russell 3000 Index. The IWM Fund invests in a representative sample of securities included in the Russell 2000 that collectively has an investment profile similar to the index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the Russell 2000. Due to the use of representative sampling, the IWM Fund may or may not hold all of the securities that are included in the Russell 2000.

As of September 30, 2012, ordinary operating expenses of the IWM Fund are expected to accrue at an annual rate of 0.23% of the IWM Fund’s daily net asset value. Expenses of the IWM Fund reduce the net asset value of the assets held by the IWM Fund and, therefore, reduce the value of the shares of the IWM Fund.

As of September 30, 2012, the IWM Fund held stocks of U.S. companies in the following industry sectors: Financial Services (22.52%), Consumer Discretionary (15.08%), Technology (14.01%), Producer Durables (13.50%), Health Care (13.49%), Materials & Processing (7.34%), Energy (6.01%), Utilities (4.54%), Consumer Staples (3.25%) and Other Securities (0.10%).

Information filed by iShares Trust with the SEC under the Securities Act of 1933, the Investment Company Act of 1940 and, where applicable, the Securities Exchange Act of 1934 can be found by reference to its SEC file number: 333-92935 and 811-09729. The IWM Fund’s website is http://us.ishares.com/product_info/fund/overview/IWM.htm. Shares of the IWM Fund are listed on the NYSE Arca under ticker symbol “IWM.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the IWM Fund.

Historical Information

The following table sets forth the quarterly high and low closing prices for the IWM Fund, based on the daily closing prices as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing price of the IWM Fund on January 11, 2013 was $87.34. Past performance of the IWM Fund is not indicative of the future performance of the IWM Fund.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$51.27	$34.36	$41.94
4/1/2009	6/30/2009	$53.19	$42.82	$50.96
7/1/2009	9/30/2009	$62.02	$47.87	$60.23
10/1/2009	12/31/2009	$63.36	$56.22	$62.26
1/4/2010	3/31/2010	$69.25	$58.68	$67.81
4/1/2010	6/30/2010	$74.14	$61.08	$61.08
7/1/2010	9/30/2010	$67.67	$59.04	$67.47
10/1/2010	12/31/2010	$79.22	$66.94	$78.23
1/3/2011	3/31/2011	$84.17	$77.18	$84.17
4/1/2011	6/30/2011	$86.37	$77.77	$82.80
7/1/2011	9/30/2011	$85.65	$64.25	$64.25
10/3/2011	12/30/2011	$76.45	$60.97	$73.69
1/3/2012	3/30/2012	$84.41	$74.56	$82.85
4/2/2012	6/29/2012	$83.79	$73.64	$79.65
7/2/2012	9/28/2012	$86.40	$76.68	$83.46
10/1/2012	12/31/2012	$84.69	$76.88	$84.29
1/2/2013*	1/11/2013*	$87.47	$86.65	$87.34

*	As of the date of this pricing supplement, available information for the first calendar quarter of 2013 includes data for the period from January 2, 2013 through January 11, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2013.

The graph below illustrates the performance of the IWM Fund from June 14, 2002 through January 11, 2013, based on information from Bloomberg. The dotted line represents the trigger price and coupon barrier of $60.27, which is equal to 69% of the closing price on January 11, 2013. Past performance of the IWM Fund is not indicative of the future performance of the IWM Fund.

SPDR® S&P 500® ETF

We have derived all information contained in this pricing supplement regarding the SPDR® S&P 500® ETF Trust (the “SPDR 500 Trust”) from publicly available information. Such information reflects the policies of, and is subject to change by, PDR Services LLC, the sponsor of the SPDR 500 Trust and State Street Bank and Trust Company, the trustee of the SPDR 500 Trust (the “Trustee”). UBS has not undertaken an independent review or due diligence of any publicly available information regarding the SPDR 500 Trust.

The SPDR 500 Trust is a unit investment trust that issues securities called “Trust Units” or “Units” of the SPDR 500 Trust (the “SPDRs”), each of which represents a fractional undivided ownership interest in the SPDR 500 Trust. The SPDR 500 Trust is designed to generally correspond to the price and yield performance, before fees and expenses, of the S&P 500® Index. The Trustee on a nondiscretionary basis adjusts the composition of the portfolio of stocks held by the SPDR 500 Trust to conform to changes in the composition and/or weighting structure of the S&P 500® Index. Although the SPDR 500 Trust may at any time fail to own certain securities included within the S&P 500® Index, the SPDR 500 Trust will be substantially invested in the constituent stocks of the S&P 500® Index.

The S&P 500® Index was developed by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”) and is calculated, maintained and published by S&P. S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of the S&P 500® Index at any time. The S&P 500® Index is composed of five-hundred (500) selected stocks of United States companies, all of which are listed on national stock exchanges and spans over 24 separate industry groups. Since 1968, the S&P 500® Index has been a component of the U.S. Commerce Department’s list of Leading Indicators that track key sectors of the U.S. economy.

As of September 30, 2012, ordinary operating expenses of the SPDR 500 Trust are expected to accrue at an annual rate of 0.0945% of the SPDR 500 Trust’s daily net asset value. Expenses of the SPDR 500 Trust reduce the net value of the assets held by the SPDR 500 Trust and, therefore, reduce the value of each SPDR.

As of September 30, 2012, the SPDR 500 Trust held stocks of U.S. companies in the following industry sectors: Information Technology (20.11%), Financials (14.60%), Health Care (12.00%), Energy (11.30%), Consumer Discretionary (11.03%), Consumer Staples (10.86%), Industrials (9.82%), Utilities (3.51%), Materials (3.50%) and Telecommunication Services (3.28%).

Information filed by the SPDR 500 Trust with the SEC under the Securities Act of 1933 and the Investment Company Act of 1940 can be found by reference to its SEC file number: 033-46080 and 811-06125. The SPDR 500 Trust’s website is https://www.spdrs.com/product/fund.seam?ticker=spy. Shares of the SPDR 500 Trust are listed on the NYSE Arca under ticker symbol “SPY.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the SPDR 500 Trust.

Historical Information

The following table sets forth the quarterly high and low closing prices for the SPDR 500 Trust, based on the daily closing prices as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing price of the SPDR 500 Trust on January 11, 2013 was $147.07. The actual initial price will be the closing price of the SPDR 500 Trust on the trade date. Past performance of the SPDR 500 Trust is not indicative of the future performance of the SPDR 500 Trust.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$93.44	$68.11	$79.44
4/1/2009	6/30/2009	$95.09	$81.00	$91.92
7/1/2009	9/30/2009	$107.33	$87.95	$105.56
10/1/2009	12/31/2009	$112.67	$102.54	$111.44
1/4/2010	3/31/2010	$117.40	$105.87	$116.99
4/1/2010	6/30/2010	$121.79	$103.22	$103.22
7/1/2010	9/30/2010	$114.79	$102.20	$114.12
10/1/2010	12/31/2010	$125.92	$113.75	$125.78
1/3/2011	3/31/2011	$134.57	$126.21	$132.51
4/1/2011	6/30/2011	$136.54	$126.81	$131.97
7/1/2011	9/30/2011	$135.46	$112.26	$113.17
10/3/2011	12/30/2011	$128.68	$109.93	$125.50
1/3/2012	3/30/2012	$141.61	$127.49	$140.72
4/2/2012	6/29/2012	$141.79	$128.10	$136.27
7/2/2012	9/28/2012	$147.24	$133.51	$142.52
10/1/2012	12/31/2012	$146.27	$135.70	$142.52
1/2/2013*	1/11/2013*	$147.07	$145.53	$147.07

*	As of the date of this pricing supplement, available information for the first calendar quarter of 2013 includes data for the period from January 2, 2013 through January 11, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2013.

The graph below illustrates the performance of the SPDR 500 Trust from January 3, 2000 through January 11, 2013, based on information from Bloomberg. The dotted line represents the trigger price and coupon barrier of $101.48, which is equal to 69% of the closing price on January 11, 2013. Past performance of the SPDR 500 Trust is not indicative of the future performance of the SPDR 500 Trust.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-52 of the Trigger Phoenix Autocallable Optimization Securities product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the Securities, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid derivative contract with respect to the underlying equities. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale, automatic call, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time (other than amounts attributable to a contingent coupon, which would be taxable as ordinary income as described below) and the amount you paid for your Securities. Such gain or loss should generally be long term capital gain or loss if you have held your Securities for more than one year. In addition, any contingent coupon that is paid by UBS including on the maturity date or upon automatic call should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

Unless otherwise specified in this pricing supplement, in the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” beginning on page PS-54 of the Trigger Phoenix Autocallable Optimization Securities product supplement including possible treatment as a “constructive ownership transaction” subject to the constructive ownership rules of Section 1260 of the Code, as described in such product supplement. The risk that the Securities may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other equity-linked securities that do not guarantee full repayment of principal.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently in excess of any receipt of contingent coupons and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-52 of the Trigger Phoenix Autocallable Optimization Securities product supplement unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent coupon payments is unclear. We currently do not intend to withhold any tax on any contingent coupon payments made to a Non-U.S. Holder that provides us with a fully completed and validly executed applicable Internal revenue Service (“IRS”) Form W-8. However, it is possible that the Internal Revenue Service could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treat). We will not pay any additional amounts in respect of such withholding.

Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Securities, may be treated as dividend equivalents. If enacted in their current form, the regulations may impose a withholding tax on payments made on the Securities on or after January 1, 2014 that are treated as dividend equivalents. In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Securities in order to minimize or avoid U.S. withholding taxes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e, certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest of dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.

Pursuant to proposed Treasury regulations, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013 (and pass-thru payments made after December 31, 2016). If the proposed Treasury Department regulations are finalized in their current from, this withholding tax would not be imposed on payments pursuant to obligations that are outstanding on January 1, 2013 (and are not materially modified after December 31, 2012). If, however, withholding is required as a result of future guidance, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withhold.

The Issuer and other financial institutions through which payments on the Securities are made may be required to withhold at a rate of up to 30 per cent, on all, or a portion of, payments made after 31 December 2016 in respect of any Securities which are issued (or materially modified) after 31 December 2012 or that are treated as equity for U.S. federal tax purposes whenever issued, pursuant to FATCA.

The Issuer is a foreign financial institution (“FFI”) for the purposes of FATCA. If the Issuer agrees to provide certain information on its account holders pursuant to a FATCA agreement with the IRS (i.e., the Issuer is a “Participating FFI”) then withholding may be triggered if: (i) the Issuer has a positive “pass-thru payment percentage” (as determined under FATCA), (ii) (a) an investor does not provide information sufficient for the relevant Participating FFI to determine whether the investor is a U.S. person or should otherwise be treated as holding a “United States Account” of the Issuer, (b) an investor does not consent, where necessary, to have its information disclosed to the IRS or (c) any FFI that is an investor, or through which payment on the Securities is made, is not a Participating FFI.

An investor that is not a Participating FFI that is withheld upon generally will be able to obtain a refund only to the extent an applicable income tax treaty with the United States entitles the investor to a reduced rate of tax on the payment that was subject to withholding under FATCA, provided the required information is furnished in a timely manner to the IRS.

Significant aspects of the application of FATCA are not currently clear and the above description is based on proposed regulations and interim guidance. Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

Specified Foreign Financial Assets. Under recently enacted legislation, individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Supplemental Plan of Distribution (Conflicts of Interest)

We have agreed to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents have agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Securities.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Structured Product Categorization

To help investors identify appropriate Structured Products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal repayment features that may be offered on those products. This description should not be relied upon as a description of any particular Structured Product.

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Protection Strategies are structured to complement and provide the potential to outperform traditional fixed income instruments. These Structured Products are generally designed for investors with low to moderate risk tolerances.

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Optimization Strategies provide the opportunity to enhance market returns or yields and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

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Performance Strategies provide efficient access to markets and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

♦	Leverage Strategies provide leveraged exposure to the performance of an underlying asset. These Structured Products are generally designed for investors with high risk tolerances.

In order to benefit from any type of principal repayment feature, investors must hold the Securities to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.